EXHIBIT 4.8
                                                                 EXECUTION COPY



                                   CLASS B
               CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP
                   TRANSACTION UNDER 2002 MASTER AGREEMENT

Date:    November 7, 2002                Our ref: JPMorgan Reference Number
                                                  0009022802/63325216
To:      World Financial Network         From:    JPMorgan Chase Bank
         Credit Card Master Note Trust            270 Park Avenue
         c/o Chase Manhattan Bank                 New York, NY 10017
         USA, National Association
         500 Stanton Christiana Road              Global Derivative Operations
         OPS4, 3rd Floor                          4 Metrotech Center, 17th Floor
         Newark, DE  19713                        Brooklyn, NY 11245

Attn:    Institutional Trust Services    Contact: Document Control
Fax No:  302-552-6280                    Fax No:  718-242-9263
Tel No:  302-552-6279                    Tel No:  718-242-7294


Dear Sir/Madam,

         The purpose of this letter agreement is to confirm the terms and conditions of the Transaction entered into between World Financial Network Credit Card Master Note Trust and JPMorgan Chase Bank (each a "party" and together "the parties") on the Trade Date specified below (the "Transaction"). This letter agreement constitutes a "Confirmation" as referred to in the ISDA Master Agreement specified in paragraph 1 below (the "Agreement").

             The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the "Definitions") are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Definitions or the Indenture dated as of August 1, 2001, between Party B and BNY Midwest Trust Company, as indenture trustee (the "Indenture") as supplemented by the Series 2002-A Indenture Supplement, dated as of November 7, 2002 (the "Indenture Supplement" and together with the Indenture, the "Indenture").

1. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement (including the Schedule thereto) dated as of October 29, 2002, as amended and supplemented from time to time (the "Agreement"), between the parties. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

         In this Confirmation "Party A" means JPMorgan Chase Bank and "Party B" means World Financial Network Credit Card Master Note Trust.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

         Notional Amount:          Initially, USD 51,000,000.00 and thereafter
                                   an amount equal for each Calculation Period to the Class B Note Principal Balance (as defined in the Indenture Supplement) at the end of the first day of that Calculation
                                   Period.

         Trade Date:               October 30, 2002

         Effective Date:           November 7, 2002

         Termination Date:         The earlier of (i) August 15, 2011, subject
                                   to  adjustment in accordance with the
                                   Following  Business Day  Convention, and
                                   ii) the date on which the Class B Note
                                   Principal Balance (as defined in the
                                   Indenture Supplement) is reduced to zero, subject to early termination in accordance with the terms of the Agreement. In accordance with the Indenture Supplement, the Class B Expected Principal Distribution
                                   Date is October 15, 2007, subject to the Modified Following Business Day
                                   Convention.


         Fixed Amounts:

         Fixed Rate Payer:         Party B

         Fixed Rate Payer          The 15th of each month commencing
         Payments Dates:           December 16, 2002 and ending on the
                                   Termination Date, subject to adjustment in accordance with the Modified Following
                                   Business Day Convention

         Fixed Rate:               3.52% per annum

         Fixed Rate Day Count      Actual/360
         Fraction:

         Floating Amounts:

         Floating Rate Payer:      Party A

         Floating Rate Payer       The 15th of each month commencing December
         Payment Dates:            16, 2002 and ending on the Termination Date,
                                   subject to adjustment in accordance with the Modified Following Business Day Convention.

         Floating Rate for initial
         Calculation Period:       Linear Interpolation

         Floating Rate Option:     USD-LIBOR-BBA

         Designated Maturity:      1 Month, except for the initial Calculation
                                   Period, which shall be interpolated.

         Spread:                   None

         Floating Rate Day Count   Actual/360
         Fraction:

         Reset Dates:              First day of each Calculation Period

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

         Business Days:            New York, London, Columbus, Ohio, and
                                   Chicago, Illinois

         Calculation Agent:        Party A

3.       Additional Amounts Upon Partial Termination

         On any Payment Date prior to the Class B Expected Principal Distribution Date (as defined in the Indenture Supplement), where as a result of principal payments on the Class B Notes (as defined in the Indenture Supplement), the Notional Amount would be reduced by the corresponding reduction in the Class B Note Principal Balance (as defined in the Indenture Supplement), the parties hereto shall treat the portion of such reduction (without duplication) as terminated on such Payment Date (a "Terminated Transaction"). Party A shall calculate the Market Quotation for the Terminated Transaction as set forth below.

         "Market Quotation" means, with respect to a Terminated Transaction, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to Party A (expressed as a negative number) or by Party A (expressed as a positive number) in consideration of an agreement between Party A and the quoting Reference Market-maker to enter into such Terminated Transaction (with the same fixed and floating payment rates and remaining term as this Transaction) on the relevant Payment Date. Party A will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable prior to the relevant Payment Date. The day and time as of which those quotations are to be obtained will be selected in good faith by Party A. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, Party A will determine the Market Quotation in good faith. Notwithstanding the foregoing, Party A shall be the sole Reference Market-maker unless: (a) the reduction in the Notional Amount of the Transaction is equal to or greater than $50 million on such Payment Date, and (b) the Servicer or the Indenture Trustee requests that quotations from Reference Market-makers other than Party A are utilized.

         If the amount so determined by Party A in respect of a Terminated Transaction is positive, Party B shall owe such amount to Party A, which shall be payable (with interest thereon accruing from such Payment Date and calculated at the Fixed Rate) on the next Distribution Date to the extent provided in the Indenture. If such amount is negative, no amounts shall be payable by Party A or Party B in respect of the Terminated Transaction.

4.      Account Details:

        Account for payments to             Name: JPMorgan Chase Bank
        Party A:                            City: New York
                                            ABA#  021-000-021
                                            Ref:  World Financial Network
                                            Credit Card Master Note Trust
                                            - Swaps Group
                                            Acct: 900-900-1364

        Account for payments to             Name: Bank of New York
        Party B:                            City: New York
                                            ABA#  021-000-018
                                            Ref: World Financial Network Credit
                                            Card Master Note Trust - GLA111565
                                            Acct: 394569 Finance Charge Account
5.      Offices:

        The Office of Party A for this      4 Metrotech Center, 17th Floor
        Transaction is:                     Brooklyn, NY 11245

        The Office of Party B for this      c/o Chase Manhattan Bank
        Transaction is:                     USA, National Association
                                            500 Stanton Christiana Road
                                            OPS4, 3rd Floor
                                            Newark, DE  19713

             Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by returning via telecopier an executed copy of this Confirmation to the attention of Ron Pope (fax no.718-242-9263/9262).

Failure to respond within such period shall not affect the validity or enforceability of this Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

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



JPMORGAN CHASE BANK                       Accepted and confirmed as of the date
                                          first written:

                                          WORLD FINANCIAL NETWORK CREDIT CARD
By: /s/ Gerry Chu                         MASTER NOTE TRUST,
    ------------------                    By: Chase Manhattan Bank USA,
Name: Gerry Chu                           National Association, not in its
Title: Associate                          individual capacity, but solely as
                                          Owner Trustee



                                           By: /s/ Michael B. McCarthy
                                               ------------------------------
                                           Name: Michael B. McCarthy
                                           Title: Vice President

























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